ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 88701-4299 (775) 684 5706 Website: secretaryofstate.biz	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080388143-07 Filing Date and Time 06/06/2008 2:30 PM Entity Number C23278-2000

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

BIOPACK ENVIRONMENTAL SOLUTIONS INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

500,000,000 shares of common stock with a par value of $0.0001 and 10,000,000 preferred stock with a par value of $0.001.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

50,000,000 shares of common stock with a par value of $0.0001 and 10,000,000 preferred stock with a par value of $0.001.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The Corporation shall issue 1 share of common stock for every ten (10) shares of the common stock issued and outstanding after the effective date of the reverse split.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares will be rounded up to the nearest whole share.

7. Effective date of filing (optional): 06/11/08

8. Officer Signature:	/s/ Gerald Lau Signature	President Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.